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Subject Company: Warner Bros. Discovery, Inc.

Commission File No.: 001-34177

Date: February 19, 2026

On February 18, 2026, Ted Sarandos, Co-Chief Executive Officer of Netflix, Inc. appeared on “The Town” with Matthew Belloni. A transcript of the interview can be found below.

Matt Belloni: If you listen to the town or you work in the town, you know who Ted Sarandos is. He’s the Co CEO of Netflix and arguably the most powerful person in the film and TV business, certainly in streaming. These days he’s also playing the role of hype man of sorts. Hype man for his $83 billion acquisition of the Warner Brothers studio and HBO Max. The deal that Sarandos thought he had all sewn up back in December, but Paramount and the Ellison family have not gone away pretty much since the Netflix and Warner’s deal was announced, the Ellisons have been trying to undo it, slowly sweetening their offer, rounding up Middle East money to help pay for it, and when the Warner’s board kept rejecting them, they took it directly to shareholders.

It’s gotten to the point this week where the deal got so sweet that the Warner shareholders were getting antsier and Warner’s and Netflix finally said enough’s enough and they reopen the sale process. Pretty extraordinary move, but it’s only for seven days and the Warner’s board said it still supports Netflix and it said a March 20th date for its shareholder vote. Just wants to hear what the Ellison’s best and final offer is and finally put this to bed. Remember, Netflix has agreed to pay $27.75 a share, all cash for the studio and streamer. Plus the shareholders get the value of Discovery Global, the TV unit that will be leftover after this deal. The Ellisons are offering $30 per share for the whole company. Though Warner says a Paramount banker said they’d go even higher to $31. Now they have those seven days to decide if they want to go even higher than that.

Hence Ted, the hype man who’s now doing TV and appearing in front of Congress and telling anyone who will listen in town why the Netflix bid is way better than what Paramount is offering for Warner’s, for consumers and he argues for the industry. That’s been the focus on this show. So I’m happy to have Ted back today to explain what’s going on with this deal and give us his argument.

A disclaimer. This show is produced by the Ringer, which has a podcast deal with Netflix, but this show is not on Netflix. We’re also a little longer today, but this topic is obviously extremely important to the future of Hollywood. So I wanted the time to grill Ted on why he agreed to this seven day extension, whether he’s sweating the government after that super awkward hearing in DC, and ultimately why Netflix Warner’s is good or at least the least bad for Hollywood. From the ringer and Puck. I’m Matt Belloni and this is The Town.

OK, we are here with Ted Sarandos, the Co-CEO of Netflix. returning champion to the town. Welcome back, Ted.

Ted Sarandos: Good to be here. I’ve been waiting for you to call me a returning champion. I love it.

Matthew Belloni: All right. Well, I appreciate you coming on today because I have many, many questions. I think people around town have many questions for you. You are on this- I call you a hype man because you are now in the position of selling this deal that you already signed to the Warner’s shareholders. These Paramount guys will not go away. Pretty predictable that they would not go away. I think you and I both know David doesn’t seem like the kind of guy who’s just going to go quietly. They feel like you guys swooped in here. They had a whole plan. They he was, you know, furiously texting David Zaslav like a scorned boyfriend trying to get in the in the room. And what are you doing to me? Now?

You have this seven day period that you have agreed to. And I want to know why you did this because the Paramount side would say this is an acknowledgement that you guys have rigged this deal from the beginning and that their deal is better for the shareholders. And now you’re finally there’s enough noise around it and enough shareholders are I’m telling you that it’s good enough that you kind of have been forced into allowing this. I imagine you disagree.

Ted Sarandos: I do disagree, and it’s exactly the exact opposite of that. It’s giving the Warner Brothers Discovery shareholders exactly what they deserve, which is clarity, the Paramount PSKY they’ve been out just flooding the zone with a bunch of false information about the deal, about the regulatory process. You talked about, the scorned, you know, person on the other side of the deal. It feels like just a lot of whining. There was, they had nine chances to bid. This is their 9th bid, Matt.

Matthew Belloni: Oh, I counted 10.

Ted Sarandos: But it’s OK if they, if they make another one, it’ll be 10. But I would say look, the, the, the, this was a incredibly well defined process. The, the, there was a, there was a deadline, there was a criteria that the bids had to meet. Multiple companies bid on it. We won and we did it by following the rules of the of engagement and then.

Matthew Belloni: But this is an unusual process. I mean, typically you would not reopen the negotiation while also Warners has set a shareholder meeting for March. I mean, you guys seem to have a coordinated press strategy here. Like it seems like this is you guys saying, OK, we need to go through the motions here and reopen this just so people feel OK with it, but we’re not, we’re not going to, you know, really engage that much.

Ted Sarandos: Matt, our deal is superior. That’s why we won the bid and the, and the Discovery board has been unbelievably diligent in tracking that down and sussing that out, risk adjusting all the, the, the, the, the price of the deal. It brings the most value to Warner Brothers Discovery shareholders for sure. And that they agree, they continue to endorse the deal that what came with that seven day window is a hard date for the shareholder meeting on, you know, on March 20th where they will vote on this. And, and they and the Warner Brothers Discovery Board continues to endorse our deal over the Paramount deal or any other alternative deal.

What I think it’s lost in this, and this gives us the opportunity to talk a little bit more about it is, you know, not only do we meet the criteria of the bid, meaning bidding for the assets that were for sale. But, but, but the other part of this math that’s really important is I, I think along the way people kept thinking, oh, we just hope there’s not a deal at all. So there’s some fantasy happening.

Matthew Belloni: The sentiment about that around Hollywood is rampant and when people ask me which one do you prefer, I do tell them I say neither is great here. You either have one company becoming by far the dominant player, arguably game over for the subscription streaming business, and then the other company is going to combine 2 legacy studios and layoff thousands and thousands of people.

Ted Sarandos: But you’re right with the second-half of that statement, OK, but.

Matthew Belloni: Am I not right about the first also?

Ted Sarandos: No, you’re not. Look at you. I think what I’ve been saying for a long time, this, this the entertainment landscape has never been more competitive.

Matthew Belloni: You want YouTube in this equation, but this is combined #1.

Ted Sarandos: It’s a fantasy to exclude YouTube, Matt.

Matthew Belloni: OK, but let me just say what? OK? I don’t believe it is a fantasy. I think that YouTube is not a buyer of $20 billion worth of content. Not the Oscars, not the NFL, not NFL Football. 2 exceptions.

Ted Sarandos: That’s not 2 exceptions, no. Those are the first steps. That’s not the exception, Matt.

Matthew Belloni: If you are a creator and you have a show or a movie, you are not taking it to YouTube. You’re going to combine the number one and number four subscription streaming, that’s over 400 million subscribers, with the next biggest being about half as big. Doesn’t that arguably kill competition?

Ted Sarandos: How is it that we lose projects all the time in the marketplace? Remember that when I talk about a diverse marketplace, I’m talking about people can choose very freely between linear TV, which still is about 40% of TV engagement, and a sea of other entertainment choices that all have different. You know what’s interesting about this time that we’re living in right now? You can go out. I can count on one hand the number of times we’ve been in multiple bitter situations for projects.

Matthew Belloni: Yeah, none of them with YouTube, let’s be honest.

Ted Sarandos: That’s not true at all. In fact, the Oscars was the most recent example of that.

Matthew Belloni: But the Oscars is a Unicorn. That is one thing.

Ted Sarandos: In the Brazil and the Brazil NFL game is another recent example of that. So when I look back at this and I think what’s happening today that you could never do before, you could upload your movie to Tubi right now and start getting earning ad revenue from the viewing on Tubi right now that that didn’t exist five years ago.

Ted Sarandos: This is the net and that business is growing faster than all of us in terms of the, you know, the fast video.

Matthew Belloni: In terms of the audience that you, you keep focusing on this engagement thing, I just feel.

Ted Sarandos: There’s no there’s no money without that. There’s no money without that.

Matthew Belloni: I get it. But there is no money for creators without someone willing to front the money to pay for it. And if we look in the Penguin Random House case, the Justice Department did look at how the market for creative talent would be impacted by merger. And I think if you’re looking at this, you’re looking at the SVOD market, subscription streaming, you’ve got to take a hard look at what Netflix would be owning in this market.

Ted Sarandos: But Matt, it is again, it is a very narrow and unrealistic and doesn’t reflect how the consumers, you know, use entertainment today. That’s why I’m arguing that it is a very diverse marketplace. There are multiple bidders, there’s multiple places to sell. This does not remove one buyer from the market. 1 less project to go to a movie screen, one less day on a movie screen.

I’m going to keep Warner Brothers film and television operating largely as it is today. Going to keep HBO running largely as it is today. Separate buyers who will continue to compete for projects we’re going to.

Matthew Belloni: Get into that I mean. But look at what happened with Wuthering Heights. Perfect example.

Ted Sarandos: I knew you’re going to go there.

Matthew Belloni: You guys bid aggressively on Wuthering Heights, offered almost twice as much money. The filmmaker chose to go with Warner Brothers for much less money because of the theatrical distribution. Would you allow your two divisions to go at it like that if you own?

Ted Sarandos: 100%. We go at it now, so of course we would.

Matthew Belloni: But you don’t go at it with two divisions you own.

Ted Sarandos: When you look at Wuthering Heights, I knew that you’d go there because you’ve been talking a lot about it recently. I think what you know people, what they miss about our movie deals, we don’t not pay back end. We pay it upfront and we guarantee it.

Matthew Belloni: I get it, but I guarantee you the Wuthering Heights film makers are going to end up with more money if that movie gets to four, $500 million.

Ted Sarandos: I hope they’re hugely successful in whatever choices they made. They had two choices, they had probably multiple choices and they will continue to under this deal.

Matthew Belloni: Deal I mean it’s produced by MRC. Look how much more money they made on House of Cards then they made on Ozark. Perfect example, they owned House of Cards in many territories. They did not own Ozark. You guys had gotten your act together by then…

Ted Sarandos: You’re talking about arbitraging in the market or so that’s not the case. That’s those are simple.

Matthew Belloni: But it’s about, it’s about the talent, how much the talent participates in success.

Ted Sarandos: But what I’m saying is that they are guaranteed success with us. So that model works, I’m telling you.

Matthew Belloni: A certain modicum of success.

Ted Sarandos: These things are highly negotiated, and they’re modeled in success. We don’t model like, OK, if this movie fails, how much? Here’s how much we’ll pay you. We said no. If it’s usually successful, here’s how much you’d have made and we’re guaranteeing it. We discounted a little bit because we are accelerating it and guaranteeing it, but they’re making this is a very competitive model. And by the way, when we finish this deal, we’ll be in the theatrical business and we’ll have more first hand exposure to those models and probably just be just as happy to figure that out.

Matthew Belloni: Well, that’s actually my question.

Matthew Belloni: We don’t have to debate backends or no backends, but will you keep the Warner’s model where they do offer upside in success?

Ted Sarandos: Not changing anything about the Warner Brothers model compensation for filmmakers at all.

Matthew Belloni: OK, so you went there. So let’s go right into the regulatory stuff. You argue in your statement that you know, Paramount is talking all about how they have a path to regulatory victory here. Netflix does not. The skepticism in on that Capitol Hill hearing was pretty loud on your deal. Why is it that you say that you guys have just as easy a path to regulatory approval as Paramount does?

Ted Sarandos: Well, I’ll start with the first big one, which is any deal this size would have regulatory scrutiny for the buyer of the buyer and the seller 100%. So keep in mind this is nothing unusual about that. The, the, the rules of regulatory, you know, are laid out in the 2023 merger guidelines. And what we’re seeing today is those guidelines being played, played out in real time. We are deep in the process with the DOJ and the European regulators and regulators all around the world on this deal. We’ve got, we’ve done our US and WBD have already done our HSR filings. Everything is moving along the way it’s supposed to. And these deals should be scrutinized. It’s very important to protect consumers and to protect the industry that in the way that they do. We’re like I said, in the middle of a very normal process here.

What I think is also important to understand is that this deal, what we have, what we have to make sure that people understand is it is pro consumer, it is pro creator, it is pro innovation, it is pro growth. That’s what I think is the is the real key is that you know, we since we’ve been making our own original things, right? We’ve driven 150,000 jobs in the US on our productions. That’s not including day players and extras and all that, you know, $250 billion of economic impact.

We film all over the United States. We filmed in all 50 states, so like 1200 locations, 1700 productions. So we are a growth engine. We’ve been growing every year and we’ve forecast continued growth. So when I look at this and say there’s, there, there’s a lot of reasons why this deal is very good for, for the industry and for consumers, 100%.

Matthew Belloni: No, I get that. And you went on CNBC and you talked all about this.

Ted Sarandos: Yeah, but I think what gets ignored, Matt, is how dangerous and risky LBOs are.

Matthew Belloni: That’s leveraged by out.

Ted Sarandos: Now we got to talk a lot about media mergers that that didn’t work, because there’s a lot of media mergers that don’t work, for sure. I think Disney and Fox might have been one that people would look at and say, hey, they used to make 30 movies, now they make 20. But what does that? Is that winning? Well, no, but it’s exactly what Paramount’s offering.

Matthew Belloni: The well, they say they’re going to keep 30 movies, 15 and 15. I don’t, I think that seems to be lip service. The market for movies seems to be that major studios do make about 20, not 30 a year. It’s very difficult, as you guys know, to pump out that many movies.

Ted Sarandos: We know, we know how hard it is every year. And I would tell you this, even though the, I mean, beyond just the, the chance of what they’re how they’re going to do when they run it, just start with the very idea that LBOs in general are very high risk. You know, this one is particularly risky. It has contingencies, personal guarantees, foreign Middle East funds, investment, people that could fall out at any point in these things. And these things are risk weighted when you look at.

Matthew Belloni: Well, but it has the world’s fourth richest guy backstopping it. At least they say that.

Ted Sarandos: I mean, if you remember the Twitter lawsuits, you know, they’re trying to commit, commit the richest guy to his deal. It’s a lot of the same players involved here. So when I look at this and think, look at this is my contrast in our deal is clean with reputable global banks. We have a healthy balance sheet. We’re committing to, you know, continue to operate and grow the, you know, this company.

Matthew Belloni: Yeah, but they’re offering. They’re offering all cash for the entirety of the company.

Ted Sarandos: Which also –

Matthew Belloni: Riskier then for the shareholders of Warner Discovery than what you’re offering, which requires them to essentially take a flyer on this Discovery Global unit that may or may not be valued like Versant, may or may not be sinking or melting or whatever the metaphor, you are asking them to take a risk on that.

Ted Sarandos: Well, Matt, I’m telling you also buying the whole company means buying those European sports networks, which opens yourself up to a whole other level of regulatory scrutiny because European sports rights are very heavily regulated and television and broadcast in and cable in across Europe is very heavily regulated. So buying the whole company, you’re buying those new, those assets and upsetting European broadcast as well.

Matthew Belloni: They’d also be putting CNN under the same banner as CBS News.

Ted Sarandos: And folding 2 of the big of the Big 5 studios down to 1. So I’d say look that we’ve seen why these things don’t work. We’ve seen why LBOs don’t work and we’re addressing why media mergers haven’t worked in the past because we do not own these assets already. We, we do not have a theatrical studio. We do not have anywhere near the production capacity and capability that Warner Brothers does. We do not have a third party television production unit. What we do share is HBO and Netflix. And what I’d say is that those are very complementary businesses. This is very much a vertical merger. And I’d say if you know, if 80% of the members of HBO have a Netflix subscription, I think that’s a really strong case that this is a complimentary business and this is a vertical merger.

Matthew Belloni: We will get to that. On the regulatory issue, has the typical DOJ investigation of you guys, has that broadened into a larger investigation of a potential monopoly? That is something that is going around now in these circles and you’ve sort of danced around that in other interviews have are they taking a hard look at your general business?

Ted Sarandos: I have not danced around it. I did tell you that they that that everything that’s going on right now with the DOJ investigation is laid out in the 2023 merger guidelines.

Matthew Belloni: It’s not going beyond that. It is not unusual.

Ted Sarandos: Including talking to competitors, including talking to, you know, suppliers. Understanding the broad landscape is very important to establish this. And by the way, there is no metric, there’s no definition of the market that would put us at 50% plus of the market and certainly not 70% plus where normally a title two thing would come would come into play.

Matthew Belloni: Well, in some of these European markets, you do have a pretty big, if you look at the market for subscription streaming as well as the market for creatives, you do, you do get up there. But I, but it’s, it’s a matter of semantics. I mean, they have stats, you guys have stats. It’s sort of useless to compare them against each other.

Ted Sarandos: Remember of all these years we’ve been so successful, like as by way of example, people in the UK, adolescence is only the second time we’ve ever been broken into the top 50 of the UK. You know, broadcaster broadcast dominates television in the UK and that’s pretty common around Europe.

Matthew Belloni: It’s so funny because you went on CNBC and you talked about how great a year you just had 325,000,000 subscribers. You grew revenue 16%, operating income by 30%.

Ted Sarandos: You took notes. I love this.

Matthew Belloni: Why do you need Warner Brothers?

Ted Sarandos: We don’t we do think that it’s an accelerant to an already successful business model. It ensures a continued growth into the next century. With Netflix, it’s a combination of their IP, the, a decade of, you know, we’ve been doing it for about a decade, they’ve been doing it for about a century. So I think that putting those assets together and putting them to work to create more jobs, more, more series, more.

Matthew Belloni: Films. I get the messaging, I get the messaging, but.

Ted Sarandos: But you asked me the question. I’m telling you that’s what it’s about. It accelerates an already successful business model to have more. Remember, our whole business model has always been about more, not less. So remember, you probably were among them saying they have too much on Netflix.

Matthew Belloni: Well, I remember the days when I could see you at a party and ask you about a show, and you of course had seen every episode because you saw every episode of every show that was on Netflix. Now you probably don’t even know half the shows that are on Netflix.

Ted Sarandos: I would, I would impress you still today if you ask me those questions. But I will tell you though that Matt, it’s like I said it, that that has been our business model. And I think it’s fun that when it has worked. And if you look at us, look at Netflix versus HBO by way of example and you’ve got basically we are high engagement, low churn. They are low engagement, high churn. So you put those assets together and you find a better spot for them to get more engagement on that high quality programming that they have. It’s a big win for creators and for consumers, and those folks are all going to get a big discount, by the way.

Matthew Belloni: I get what you’re saying, but the reason I ask the question is because I think there’s a sense that this pursuit of Warner’s is because of some weakness in your business that maybe we don’t know about. Whether you guys see growth plateauing, whether you see the future being all about IP because of what YouTube is doing and others because of these things. And that’s why the share price is down by a third since October. Why do your investors not like this deal?

Ted Sarandos: I think there’s about a lot of segment headwinds and market headwinds too. And I do think the market doesn’t like uncertainty. And that’s why we want we put the seven day clock on Paramount to bring some closure to this thing because people do not like the uncertainty. I don’t know if they do or don’t like the deal, but it’s definitely a departure from our previous history, which has always been to build and never to buy.

Matthew Belloni: You guys were sterling. Everybody loved your model, everybody. And then you guys disrupted your own model here by saying no, no, no, no, no. We need these other assets. We want to go into theatrical distribution, even though we’ve been crapping on it for 15 years. We want to sell to outside parties, even though we’ve talked about how everything should go on Netflix for 15 years. Like that’s what I think the uncertainty is, is you have changed your tune so dramatically in order to go after these assets. People are skeptical.

Ted Sarandos: Yeah. Look, Matt, I, I and we deserve the skepticism, but I’d say every time we have pivoted the business, which by the way, we’re pretty good at pivoting the business when it’s time to.

Matthew Belloni: Talk about quick stir.

Ted Sarandos: I can, because it turned out pretty good. And I also think when you look at it right now and think, you know, a couple of years ago we were not, we’re not doing advertising.

Matthew Belloni: No, I guess.

Ted Sarandos: We were classically counter positioned against linear television and that’s the way we did it. Now we get into it and now it’s a huge growing business for us. And I think our investors and you guys too are glad we got into it. And I feel like we’re going to do the same thing here, which is this gives us an opportunity. It’s very rare to have an opportunity to expand the business into new ways and do it in a way and accelerate our core business in ways that are super complementary to what we’re doing and not distracting it.

If we were spending startup resources on selling programming to third parties or putting movies in theaters, we couldn’t have built Netflix into what it is today. But Netflix is what it is today, and we’re able to do more of these things and take on the real expertise of theatrical distribution that Warner Brothers has. They just opened their ninth number one film in a row, so when we’re-

Matthew Belloni: To win best picture is something I know you guys have really coveted over the years.

Ted Sarandos: We’ve had 10 nominees or so, 11, sorry, 11 nominees and eight years in a row we’ve been there. But I’m mostly proud of is like, you know, we’re making great movies, but if we’re going to get in the theatrical business, we want to win. And you know, 9 number ones in a row is pretty sweet.

Matthew Belloni: Let’s get into that because I, I want to get very specific with you on the stuff that you’ve said about Warner Brothers because I, as you know, I’ve been critical of the whole windowing question. Windowing is absolutely key to the future of the movie business and you.

Ted Sarandos: By the way, this is not, I’m not doing any coded talk with you, though when I talk to you about it, this is when I say it’s going to be traditional. It’s going to look like it did last year and the year before.

Matthew Belloni: But let’s get you on the record here. You said we will honor the 45 day window. Does that mean 45 days to HBO Max? Does that mean 45 days to transactional purchases, then premium video on demand, then something like 90 days to HBO Max? What does it mean?

Ted Sarandos: It means 45 days of theatrical exclusivity, which has been the issue that people have been mostly pushing for most, which I think has the most impact.

Matthew Belloni: Theaters are skeptical of this because they don’t want it to go directly to HBO Max or Netflix.

Ted Sarandos: It will go. It’ll go from theaters to PVOD to HBO Max.

Matthew Belloni: With a transactional element in there?

Ted Sarandos: That’s the PVOD window.

Matthew Belloni: Yeah, no meaning downloads.

Ted Sarandos: That’s the PVOD window.

Matthew Belloni: Yeah, meaning you can own it rather than rent.

Ted Sarandos: Yes. And again, we’ve not ironed out what that is going to be, but the core thing that is important is it’ll feel traditional in terms of how many days in the theaters and how long to get to HBO Max, so or HBO, whatever the time.

Matthew Belloni: Would you agree to put that in writing and guarantee it if it’s a condition of this deal?

Ted Sarandos: No, because we’d say hey, because we don’t, we don’t present any concentration risk in this deal we’re 9% of the business growing to 10% of the business. So there is no remedy to do that. But I will tell you that there’s no, no, none of my competitors will have that in writing or committed to anybody. We’re buying a business model and we’re going to continue to invest in it and grow it, not to kill it.

Matthew Belloni: There’s a feeling that you’re going to say whatever you need to say now and commit to it for two to three years in order to make everyone in Hollywood feel OK. And then you will backtrack. And when we’re talking in five years, it will be OK. Batman and Superman go to theaters. Everything else? What?

Ted Sarandos: What has been that in the past where we’ve made a commitment to do something to the with The Town and haven’t delivered on it. We’ve got a 25-year track record of delivering on that.

Matthew Belloni: Yeah, but, you but you yourself said the morning after the deal that the business evolves, you are consumer first. And overall I could see you saying, well, listen, we tried it and it didn’t work or this is better for the business and overall for our customers. I mean, when you first started doing series, I remember everyone was shocked when you started canceling shows after two or three seasons because that was not what the traditional television -

Ted Sarandos: But we never promised we’d keep on shows that people didn’t watch. I was never That was not a broken promise.

Matthew Belloni: I get it. But it was it was different because the value proposition for shows was less on Netflix than it was on traditional ad supported TV. You didn’t need you didn’t need seven seasons.

Ted Sarandos: Yeah, I agree, but not infinitely. Not infinitely. It’s a business model, Matt, too. So we do look at the reason why, you know, when anytime there’s a television cancellation, there’s an outcry because people love this stuff. I love what we do. So, and I’d say every time we do it, it’s a hard business decision. But if we don’t keep the shows on, the people watch and take the ones out, the people don’t relative to the cost of them, we won’t have a business. We won’t be able to put on new shows for them.

Matthew Belloni: So that’s so you’re not committed, you won’t put anything in writing. What about committing right now to robust –

Ted Sarandos: We’re getting sworn Under oath. That is as close to a blood oath as you’re going to get. OK, I swore to Josh Hawley that was going to do this.

Matthew Belloni: That’s true. I know we all and I’m not going to ask you whether on stolen land right now. All right. So what about committing to robust marketing spends for these releases?

Ted Sarandos: Yeah, I mean, we’ll do competitive marketing spends, I would point out to you, like our Super Bowl spot for Clip Booth. David Fincher’s new movie was the kind of the talk of the Super Bowl, which I’m super proud of. But again, the other thing to keep in mind is our members are on Netflix a couple hours a day, every day.

So the best way to talk to our members about something coming to wherever is probably on Netflix.

Matthew Belloni: Yeah. But the best way to create franchise value is to advertise products to people who are not on the service. And that has been seen over and over again and not just –

Ted Sarandos: Correct. We’ll advertise to them as well. But I’m pointing out the other part of it too, which is part of this campaign is not, it’s not all traditional television marketing spends that you’re talking about, but we’re thrilled to do the clip boost spot in the Super Bowl. If we had something that was going to be in that conversation and could drive in that conversation, we were thrilled to do it.

Matthew Belloni: That also applies to HBO. HBO is HBO in part because not only do they make great shows, they tell people about them. They market them and create events around their shows, and Netflix doesn’t really do that outside of the awards race. Would you commit to keeping the HBO advertising spend?

Ted Sarandos: I think Marion Lee, I think our CMO Marion Lee would beg to differ. She has a very serious ad budget and very serious ad campaigns.

Matthew Belloni: You yourself has said that the platform itself is the best marketing.

Ted Sarandos: It is, it does, but it doesn’t mean we don’t do other marketing. Obviously we’re in the zeitgeist and in the conversation so often because of the combination of the things that we do for our shows. Then awards is certainly one beat of that, but so is the marketing spend that we’re doing around the world for the content when we break it, you know, strange. You saw Stranger Things, just the amount of advertising. Yeah, partner advertising went on. It felt Barbie like, you know?

Matthew Belloni: Totally, I agree that’s but that’s one show. For your new shows. You’re not doing what HBO does for the chair company or I Love LA or some of their smaller shows which

Ted Sarandos: 2 very small examples, but I know what you mean, yeah.

Matthew Belloni: But they don’t make as much and it feels special when they do. And I and I think that that’s a challenge when you guys take over or if you take over HBO. All right –

Ted Sarandos: Again, when I tell you we’re doing it largely as they did, they will have their own marketing budget. I want them to continue to be what people fell in love with when they fell in love with HBO. And I do think that one of the challenges they’ve had over the last couple of years is trying to be jammed into becoming a general entertainment brand, which they really aren’t. And I think that’s why they wrestle with the naming mechanics, You know, is it HBO, HBO Now, HBO Go, HBO Max, Max?

Matthew Belloni: It’s HBO Max, as we speak.

Ted Sarandos: And I’ve said from the beginning, when they’re serious about this business, they’re just going to go by HBO.

Matthew Belloni: Would you change the name to just HBO?

Ted Sarandos: I’m not, I’m not. Made no plans of any of that.

Matthew Belloni: What about box office reporting? A number of producers have reached out to me and said if Netflix eliminates box office reporting on Warner’s movies, that would be problematic for the industry.

Ted Sarandos: We will not. Under oath to you, we will not eliminate box office reporting on Warner Brothers movies.

Matthew Belloni: That’s good to hear. There’s this other thing about the competition. You know, obviously Netflix makes premium shows, the same kinds of shows that HBO makes. They compete for Emmys. They do all those things, but don’t you think that long term, competing against yourself in a category doesn’t make sense? Why not just let HBO be the premium brand and Netflix will be, for lack of a better word, the CBS of streaming, where, yeah, they have good shows, but they’re not. They’re not breaking any ground.

Ted Sarandos: I think that competition is the reason why HBO is as good as they are and that Netflix is as good as we are. It is that, you know, people have different sensibilities. They’re all just looking for something slightly different. So I think when people are bringing out the shows, competing for them is an element of getting them right and getting passionately engaged in it because you went through that process. And I do it internally here at Netflix today. Bela and her teams, they, they compete for the same project sometimes or the, the family team will pass on it and the comedy team will pick it up. That it’s unheard of around the around the town, but we do it all the time.

So remember I think I’ve seen many times where HBO is bidding against CNN for a documentary at Sundance, happens all the time. And I think it actually is in in a premium quality brand. That competition is what keeps everybody really sharp. And that’s why I’m going to keep that. That’s that multiple pass to yes that people always kind of laughed about inside of Netflix. But I, I always think that one of the things is if you’re trying to say no, this is a very easy business to say no. And people really mostly try to figure out just say no and be done with this. But I’m trying to figure out how do you get to yes. And you get that by having multiple people at the table who see something in a project that somebody else didn’t.

Matthew Belloni: So you’re saying something like The Bride, which is coming out from Warner Brothers, that was a Netflix project that ultimately went into turn around because of the cost and Warner stepped up and said we will make this, you’re going to allow that to happen.

Ted Sarandos: Of course, it’s a very, very natural thing in the natural course of business.

Matthew Belloni: All right, so let’s get back to this deal structure and where we are here because I, I think there’s some confusion. I know you’re not going to tell me how high you guys are willing to go on the price. But at least one of the analysts has said that he’s been urging, he’s been urging Paramount to bail out because they believe that Netflix would go at least 10% more.

It’s Rich Greenfield. He says that that would be $33 per share for Paramount. Are you willing to raise your bid?

Ted Sarandos: In our history, we have always been very disciplined buyers. We’re really good at measuring the value.

Matthew Belloni: Except when it comes to the Russos or Zack Snyder. But we won’t get into that.

Ted Sarandos: They were based on the potential for the for engagement. And so, and in those models, we’ve been, we’ve walked away many times when we, when we needed to. And I don’t think you should expect us to behave any differently here, which is we, we think we’re in, we’re in the range of where this deal has to be. And if we’re going to stay into it. And we are willing to make sure to make the we’re paying the right amount and happy to see somebody else overpay for it, just like we do for every movie or every TV show we do every day.

Matthew Belloni: There’s this theory that David Zaslav at Warner’s has known this the whole time and that, you know, I know you know him well and that he did this deal with you. But this, the theory is that this has been an elaborate play to ratchet up the cost of the asset as much as possible. They knew the Ellisons would not go away. I hate this term, but you guys are now pregnant with the deal and you’re feeling pressure to not walk away. And now all of a sudden there’s a bidding war, and the numbers are going to get even crazier than they are now.

Ted Sarandos: Besides taking our offer to all cash, we’re at the same place we started and I think, I think we’re in the right range for this deal. So I think what this seven days is going to do, Matt, is give Paramount and Warner Brothers the opportunity to help their shareholders understand what Paramount is and is not offering, what risks have been taken off the table and which risks remain, both regulatory and close risk.

So I think that they’ve got they have to figure that out. Our offer is very simple. I’ve heard people talk about our deals being so, so complicated. It’s unbelievably simple. Shareholders are going to get 27.75 per share for this deal, plus the value of -

Matthew Belloni: That’s the part that’s complicated. We have no idea what it’s worth.

Ted Sarandos: There’s no more complicated than that –

Matthew Belloni: Can, but can you –

Ted Sarandos: The financing is simple, the deal is simple, the value is simple, the valuation is simple. And I think what the reason we wanted to enter into this period of time to let them clarify it because I want their shareholders to understand what they’re voting for on March 20th. If they go with us, it’s a very simple deal. It’s very closeable. It has a clear regulatory path and if you go with them there is an enormous closure risk, let alone and even bigger regulatory risk. So it’s all those things have to be risk adjusted and I think our current bid reflects that.

Matthew Belloni: You’re not afraid of the Trump relationship with them?

Ted Sarandos: I don’t understand why people would intimate that they’ve got some inside track into the federal government.

Matthew Belloni: I think Larry Ellison is a huge Trump donor and you have been aligned with Democrats.

Ted Sarandos: This is not a political deal, this is a business deal and the Department of Justice runs it and there’s very, and it’s very clear how to run it published in 2023, the merger guidelines and you follow those merger guidelines. I’m very confident that we are in no risk of consolidating the business in any meaningful way or creating any kind of monopoly that’d be anywhere near the kind of 50% plus monopoly definitions that you were talked about earlier.

Matthew Belloni: See, I don’t know if that’s the right argument. If I were you, I’d be making the argument that, yeah, Larry Ellison and Trump might be buddies, but that actually hurts them overseas. And there may, there may be people in the UK and the EU that want to stick it to Donald Trump by sticking it to the Ellison.

Ted Sarandos: I’m making a business decision here. We talked about this and I would tell you that I, when I talked to the President about this deal, about I talked to him about this business. The only thing we talked about is how to keep jobs in America, how to keep the production industry healthy. He wants to know what happened in California. Why is all the production, you know, scattering around? And that’s the conversation we have when we talk. We’re not talking about doing anybody any favors or anything else. We’re talking about protecting American industry and growing American industry and growing production.

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On February 19, 2026, Ted Sarandos, Co-Chief Executive Officer of Netflix, Inc. appeared on “Bloomberg Tech” with Ed Ludlow and Lucas Shaw. A transcript of the interview can be found below.

Ed Ludlow: Thank you Scarlet and welcome to our Bloomberg Television radio audiences around the world for an interview with Netflix co-CEO Ted Sarandos. And Ted good morning to you. The less than straightforward question that everyone has of course is what happens next, but I wanted to put it to you like this: does Netflix have the balance sheet, the sort of financing flexibility and the will, really, to amend, improve, boost its bid for Warner Bros. Discovery’s studios and streaming business if needed?

Ted Sarandos: Ed let me tell you, we feel very good about the position we’re in right now. So, we’ve got, we’ve got this process opened up. Warner Bros. Discovery has determined it’s within their strategic best interest to sell these assets. We entered into a negotiation with a very clear bidding process that they laid out for us, which we followed and won that bid. I think in the alternative, PSKY has gone you know have missed every deadline, they have been taken nine runs at this bid. They don’t seem to accept this outcome. So, what we have done here is we’ve given Warner Bros. Discovery a seven-day window to get some clarity about what Paramount is offering for this company. I believe that it’s important to have that clarity, it’s important that the Warner Bros. Discovery shareholders deserve to have that certainty and clarity about this deal.

Lucas Shaw: Now, your stock is down more than 30% since you announced this deal. So you feel good about it, your shareholders, it’s a little less clear. I know that I have heard you say that is because of uncertainty, but it went down as soon as you went into this. So I am just wondering, is there a point at which it goes down so much that you and your fellow Board members have to reconsider if this is the right path?

Ted Sarandos: Lucas remember we have run this company from the beginning for the long term. Do we think this deal will have a positive impact on the business for the long term? Remember what we are doing buying these assets is we’ve been creating original programming on Netflix for about a decade. They’ve been making original films and series for about 100 years. They have incredible IP and we just happen to have a consumer model that can better maximize the returns on that IP. So, I think it’s a very great long-term outcome. I think there has been some headwind in the stock. There’s been some headwind in the sector. There’s been headwind because of the AI trade, which I think is ironic because I think AI will be an amazing creator tool that will actually make the entertainment business bigger and better than ever. So I do think that those things are going to play out. When I said they do not like uncertainty, there is you know there is concern about bidding wars and all those things and we have always been incredibly disciplined buyer, and we will continue to be one here.

Ed Ludlow: Ted on those headwinds you mentioned, you know they are a portion of the Netflix investor base and the Warner Bros. Discovery investor base that kind of see this as defensive by you and look at growth right, engagement growth in the second half of last year such as it was. What would you say to those people that this is response to that growth rate that you have experienced more recently as opposed to something proactive and strategic?

Ted Sarandos: I think that they’re incorrect. They’re reading it wrong. I’d say we look at the year we just came out of in 2025, we grew revenue 16%, we grew operating income by 30%. And our engagement did go up. It went up a couple billion hours and I feel like you know there is engagement which as an important, and you know view hours is one component of engagement. It is certainly one value of the component of engagement. We’re very confident you saw that in our 2026 guide that we’re going to continue to operate the business well and that this model very much works and that this Warner Bros. acquisition is an accelerant to that model and it also future proofs that model for decades to come.

Ed Ludlow: Ted, I appreciate that there is a process here and thank you, you know kind of earlier for outlining it right through February 23rd. But before that, you know the section of the investor base that basically thinks Netflix should walk away, look at the regulatory road ahead, they look at the integration risk and then like what Netflix is, a big global technology company as opposed to being something sort of micro-focused on Hollywood–

Ted Sarandos: A big global entertainment company.

Ed Ludlow: Right and so, so, so answer those investors right, you know why, why are they wrong? That actually there is a longer list of reasons to walk away than stick with it at this juncture.

Ted Sarandos: Well this, this deal offers great value to the Warner Bros. Discovery shareholders. It offers great long-term value to Netflix. We have a normal regulatory path ahead. There is nothing uniquely challenged about the process. We are about in the middle of it with the DOJ, with the European regulators, with regulators all around the world, and with States Attorneys General. This is a process we are very confident that we’re going to navigate. In fact, I’d say that again when you look at the deals that are out there, these people would like the status quo. And we have a long history of running the business well and pivoting when it’s time to. And adding new business lines for the business that people get upset about sometimes and then when we do it successfully they’re thrilled. I think advertising probably is the most recent example. Live could be a more recent example. Some of our live sporting events could be a more recent example of things that have been pivots in the business that have gone on to grow the business very well and people are very happy about it. People don’t like change, they don’t like any degree of uncertainty sometimes. And any time there is a new deal there is regulatory scrutiny. There is execution risk, all those things. We are highly confident that we’re going to reach this deal to close. And that we’re going to successfully integrate the business. And I think about it as the reason why we’re all talking about this deal so much this week. We granted a seven-day window to get some clarity about the Paramount deal because Paramount has been out spreading a lot of misinformation to shareholders and to the markets and to regulators in ways that have run this narrative the narrative in a state of confusion. We’re trying to say take seven days and get some clarity. Because what we believe and what the Warner Bros. Discovery Board agrees with us on as well is that our deal is the superior deal. We believe it is good for them, we know it’s good for us and we’re excited about getting it done.

Lucas Shaw: When you talk about clarity and certainty, one of the aspects of the Paramount deal they have stressed is better, and some shareholders seem to agree or at least entertain it, they are offering to buy the whole company, take it out $30 a share, Warner Bros. doesn’t have to proceed with a spin beforehand. What is your argument for why your more complex deal is better for the shareholders then just getting the cash tomorrow?

Ted Sarandos: This deal is not complicated at all. $27.75 plus the value of Discovery Global. By the way, it is the deal they want, it’s the deal they asked for. These are the assets that were for sale, so the more complex thing is buying the whole company. When you do that, you are buying these European sports networks. As you know, sports rights in Europe are incredibly regulated, as is the television landscape which they would be stepping themselves into. I would argue our deal is quite simple. $27.75 per share plus Discovery Global, which I think is an incredible asset. They do, too. That is where they set the offer up this way. That’s why when bidding, we bid for the assets that were for sale.

Lucas Shaw: If Discovery Global is a great asset, I’m just wondering, have you talked about buying the whole company and doing the spin yourself?

Ted Sarandos: As you know the linear broadcast business is not something we are interested in, but others are. When I look at the business, the European networks are not in decline the way they are in the US, so it is not of our interest but I’m sure of interest to many buyers.

Ed Ludlow: You are competing in a politically sensitive media deal. There is reporting – and we are in a time when the Ellison’s and their relationship to the Trump administration has been discussed. It has been reported of course, that you met with the President on November 24th. How are you weighing that and assessing that in this scenario, that relationship between Paramount’s leadership and this administration?

Ted Sarandos: Look I have spoken to the President about the state of the entertainment industry. We have had multiple conversations about how do we protect American jobs, how do we keep the entertainment industry healthy. What are those headwinds, what are those things that we are working on to try to keep production up in the United States? We are investing $1 billion into a state-of-the-art production facility at the old Fort Monmouth military base in New Jersey. Obviously, the President is very keenly interested in entertainment and very interested in American industry and American jobs. So those are the conversations we have had. I do not know why the Ellisons intimate that they have some direct line to the Department of Justice for a faster path of clearance. I doubt that they do. This is a process being run by the Department of Justice. The President has been clear on that, we have been clear on that. The Department of Justice published in 2023 the guidelines for mergers that they’re following right now. So that’s what’s happening here. This is a business deal, not a political deal.

Ed Ludlow: You are joining us on Bloomberg Television and Radio. We are speaking to Netflix’s Co-CEO Ted Sarandos. Ted last night, Bloomberg News reported that the Justice Department and its attorneys have made contact with movie theaters, the industry, to try to understand what either outcome would mean for the movie theater business. I know that you have actually discussed this a little. Theatrical releases. But just your latest thinking on that and what your pitch is to people on seats and movie theaters if you were to close your proposed deal?

Ted Sarandos: Yeah look, it is an important thing to look at. I think why the DOJ is having those conversations, those are laid out in the 2023 merger guidelines to better understand the landscape they are going to talk to competitors and suppliers and to better understand the landscape including how it impacts adjacent businesses like the theatrical business. Now our pitch is very simple because it is the truth. Which is we are going to keep Warner Bros. running pretty much like they are today, releasing their movies in theaters for the traditional 45-day windows. In fact, it is even better for theaters because now we will be in that business and own a theatrical distribution entity, we will take some of Netflix films and put them through that as well. It is likely you will have even more of an outcome of high-quality films for the theaters of this deal goes through. Now remember Paramount has this fantasy proposal of somehow they are going to from half a dozen movies they distributed last year to 30 movies a year. Which is about 10 more movies a year than the healthy studios are making now. I don’t think that’s likely, but what I know, what I think is very likely is that we are going to continue to operate at business largely as it is today, starting in the theaters, running through traditional windows, getting HBO Max through the paid TV output deals around the world. That is going to continue and be good for the theaters because they will have more. By the way, I have been talking to them more about creative things we could do together. Like, we did the Stranger Things finale which had thousands and thousands of sold-out shows all over the country. Or the K-pop Demon Hunters sing-along, which you know energized the theaters during an otherwise very slow week. So, we are excited about working together to make that business healthy again as well. And I think that what they really need is more good movies. And we’re going to provide that for them.

Lucas Shaw: We both know that as many times as you have made the commitment on the theaters, it seems that there is a certain contingent of the population that just struggles to believe it. I’m wondering, my sense is, I have heard both theaters and some of the trade unions in Hollywood have asked for formal commitments on some things like level of production and theatrical releases. Are you willing to put the commitments in writing? And if not, why not?

Ted Sarandos: Lucas let’s be clear, this deal does not represent any concentration risk at all. So those would typically be remedies for a situation like that. According to Nielsen, we have 9% of the business. We will add HBO and have 10% of the TV business which is the primary driver of this deal and of our business. The theatrical business is highly competitive, there’s a lot of output that’s going to go through there. The reason I’m not putting it in writing, I wouldn’t want to do this deal only to put ourselves in some bizarre competitive disadvantage down the road. I have earned skepticism about the theater business because I have said things about the state of the theater business, but I said that in the context of a business we were not in. And today we own Warner Bros., we own a theatrical distribution entity, and we’re going to want to continue to invest against the success they’ve had. Pam and Mike opened their ninth number one film in the box office. Nine in a row. That is the kind of winning we want to do with Warner Bros. and the theater owners.

Lucas Shaw: You mentioned HBO –

Ted Sarandos: Lucas sorry if I could go back to what you said about the trade unions as well. I think it’s very important, I would like to have the trade unions to support this deal on behalf of their membership. Because what’s going to happen, in the alternative of this deal, I know there are some people who believe maybe if this deal does not happen there will be no sale of Warner Bros. This sale is going to happen. It’s going to be Netflix or it’s going to be Paramount. If it is Paramount, they have told everyone what they will do. They’re going to have, they’ve said $6 billion in cuts, but they’ve also told everyone they are borrowing the money from that they are going to de-lever the company from six or seven times down to two times in 18 months, which means $16 billion in cuts. So that’s what the trade unions, who represent the people who make movies, writers, directors, producers, the crews and the teamsters. They are going to be working in a business that will be $16 billion smaller even with the $3 billion that Paramount has already cut out of its own company. So you are talking about an enormous contraction of the business. The trade unions should support this deal explicitly on behalf of membership to protect employment and jobs.

Lucas Shaw: I’m curious, you brought up HBO and one of the big regulatory questions around this, antitrust law depends on, will prices go up for consumers? Is this bad for consumers? Are you going to offer HBO on a standalone basis going forward, and will you offer it for less than is offered today?

Ted Sarandos: We will continue to offer it as a standalone unit. 80% of HBO Max subscribers in the United States have a Netflix subscription, actually closer to 85%. I think what that says is this is a very complementary business. We will be able put those businesses together and give those consumers a pretty steep discount. So that we’re excited to do. And that’s why I think this will be pro-consumer, because I think consumers already have said these are complementary businesses that they today pay a 100% premium for.

Ed Ludlow: Netflix co-CEO Ted Sarandos, we are grateful for your time, we covered a lot of ground. And of course, Bloomberg Screentime’s managing editor Lucas Shaw, also over in Los Angeles. Going to throw it back to the team into New York.

Scarlet Fu: Alright, thank you so much. “Bloomberg Tech” co-host Ed Ludlow and Bloomberg media reporter Lucas Shaw. And quick note that we are out to Paramount for a comment on that conversation, Ted Sarandos saying he did say that he believes the company is spreading misinformation.

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Important Information and Where to Find It

In connection with the proposed transaction between Netflix and WBD, WBD filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”). The Proxy Statement was first mailed to WBD stockholders on or around February 17, 2026. Each of Netflix and WBD may also file with or furnish to the SEC other relevant documents regarding the proposed transaction. This communication is not a substitute for the Proxy Statement or any other document that Netflix or WBD may file with the SEC or mail to WBD’s stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF NETFLIX AND WBD ARE URGED TO READ THE PROXY STATEMENT, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING NETFLIX, WBD, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement as well as other filings containing information about Netflix and WBD, without charge, at the SEC’s website, https://www.sec.gov. The documents filed by Netflix with the SEC also may be obtained free of charge at Netflix’s website at https://ir.netflix.net/home/default.aspx. The documents filed by WBD with the SEC also may be obtained free of charge at WBD’s website at https://ir.wbd.com.

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Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Netflix’s and WBD’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, their respective businesses and industries, management’s beliefs and certain assumptions made by Netflix and WBD, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be

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